Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
China TMK Battery Systems Inc.

We consent to the incorporation in the Report of China TMK Battery Systems Inc. on Form S-1 of our report dated December 2, 2009 (except for Note 4, which is as of May 11, 2010) on our audits of the consolidated financial statements of TMK Power Industries (SZ) Co., Ltd. as of December 31, 2008 and 2007, and the related statements of operations, changes in stockholders' equity and comprehensive income and cash flows for each of years in the three year period ended December 31, 2008, which our report is incorporated in the Form S-1.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus, which is part of this Registration Statement.

/s/ Kempisty & Company
Kempisty & Company
Certified Public Accountants PC
New York, New York

May 11, 2010